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                                                                    Exhibit 99.1

                  INACOM CORP. FILES FOR CHAPTER 11 BANKRUPTCY
                  PROTECTION; CLOSES SUBSTANTIALLY ALL BUSINESS
                                   OPERATIONS

Atlanta, GA, June 16, 2000 - InaCom Corp. (OTC:ICOP) announced today that, as a result of financial and operational challenges it could not overcome, the Company has closed substantially all of its business operations and filed a voluntary petition for court protection under Chapter 11 of the U.S. Bankruptcy Code. The Chapter 11 filing, made in the U.S. Bankruptcy Court in Wilmington, Delaware, will allow InaCom to effect an orderly cessation of operations and disposition of the Company's remaining assets.

As previously announced, in conjunction with its exploration of strategic alternatives, InaCom had been involved in negotiations to sell its core services business to a strategic buyer. However, InaCom was unable to reach a definitive agreement regarding this proposed transaction. As previously reported, the Company needs to restate its financial results for 1998 and the first three quarters of 1999, and therefore has been unable to produce financial statements for these periods. The company was unable to procure any further extensions of the previously disclosed waiver of certain defaults under its senior secured revolving credit facility. The waiver expired on June 15, 2000.

As a result of the bankruptcy filing and business shutdown, substantially all of InaCom's employees have been terminated, effective today.

        Contacts

        Media Only:
        Hope Griffith
        770-619-6704

        Investors, Customers, Suppliers:
        800-922-0897